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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contacts:    Lisa Garber                       Kathleen Bela
             Corporate Communications          Investor Relations
             Lam Research Corporation          Lam Research Corporation
             Phone:   510/572-4538             Phone:   510/572-4566
             Fax:     510/572-2935             Fax:     510/572-6454
             e-mail:  lisa.garber@lamrc.com    e-mail:  kathleen.bela@lamrc.com

LAM RESEARCH CORPORATION ANNOUNCES REDUCTION IN WORK FORCE

FREMONT, Calif., November 12, 1998--Lam Research Corporation (Nasdaq: LRCX), a leading supplier of wafer fabrication equipment to the worldwide semiconductor industry, today announced that it has reduced its work force by approximately 500 employees. These reductions, which primarily affect manufacturing and corporate support activities, are part of the company's previously disclosed plans to evaluate its cost structure and employment levels. The company will record a restructuring charge against financial results for the quarter ending December 31, 1998.

"We will continue to preserve key research and development programs, customer support activities and fund our strategic priorities in order to take advantage of market opportunities," stated James W. Bagley, Lam's chairman and chief executive officer.

"Safe Harbor" Statement under the private Securities Litigation Act of 1995:
Except for historical information, this press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to the Safe Harbor provisions created thereunder. Such forward-looking statements include, but are not limited to, statements that relate to the company's future revenue and operating expenses, management's plans and objectives for future operations, the effect of any contemplated consolidation or restructuring of operations on the company's future profitability, and a continued downturn in the semiconductor market. Such statements are based on current expectations that may involve other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended June 30, 1998 and the Form 10-Q for the quarter ended September 30, 1998. The company assumes no obligation to update the information in this release.

Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's headquarters are located in Fremont, California. The company's common stock trades on the Nasdaq National Securities Market under the symbol "LRCX." Lam's World Wide Web address is "http://www.lamrc.com."